PROSPECTUS SUPPLEMENT NO. 4
        (TO PROSPECTUS DATED OCTOBER 24, 1997, AS SUPPLEMENTED BY
PROSPECTUS SUPPLEMENT NO. 1 DATED NOVEMBER 7, 1997, PROSPECTUS SUPPLEMENT
  NO. 2 DATED NOVEMBER 7, 1997, AND SUPPLEMENT NO. 3 DATED NOVEMBER 21,
                                  1997)

                              $115,000,000
                 LEVEL ONE COMMUNICATIONS, INCORPORATED
               4% CONVERTIBLE SUBORDINATED NOTES DUE 2004

     This Prospectus Supplement supplements information contained in that certain Prospectus dated October 24, 1997, as amended or supplemented (the "Prospectus") relating to the potential sale from time to time of up to $115,000,000 aggregate amount of Registrable Notes and the Common Stock issuable upon conversion thereof by the Selling Holders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders and the respective principal amounts of Registrable Notes and Common Stock issuable upon conversion thereof beneficially owned by such Selling Securityholder that may be offered pursuant to the Prospectus by adding the following line items:

Franklin Investors Securities Trust -
Convertible Securities Fund.                             $   500,000              12,500
Argent Classic Convertible Arbitrage Fund
(Bermuda) L.P..                                           $2,000,000              50,000
McMahan Securities Co., L.P.                            $     88,000               2,200
Natwest Securities Corporation                            $5,775,000             144,375
Strategic Money Management Company BV                     $1,000,000              25,000

     Unless otherwise noted, all information provided in this Prospectus Supplement is as of December 12, 1997.

     THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 12, 1997.